Exhibit 99.1

ImmunoGen Announces Full Exercise of Underwriters’ Option to Purchase Additional Shares

Waltham, MA — June 21, 2018 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that the underwriters of its previously announced public offering of common stock have exercised in full their option to purchase an additional 2,055,000 shares of ImmunoGen’s common stock at a price of $11.00 per share, before underwriting discounts. The exercise of the option brings the total shares of common stock to be sold by ImmunoGen in the offering to 15,755,000 shares. All of the shares in the offering are to be sold by ImmunoGen. The offering of the option shares is expected to close on or about June 25, 2018, subject to satisfaction of customary closing conditions.

ImmunoGen anticipates the gross proceeds from the offering of the option shares will be approximately $22.6 million, bringing the anticipated total gross proceeds to ImmunoGen from the offering (before deducting the underwriting discounts and offering expenses) to approximately $173.3 million. ImmunoGen anticipates using the net proceeds of the offering, together with its existing capital, to fund its operations, including, but not limited to, research and development activities, clinical trial activities, manufacturing and supply of drug substance and drug products, commercialization preparation, acquisitions of new technologies, capital expenditures and working capital.

J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. Canaccord Genuity LLC acted as lead manager and H.C. Wainwright & Co. acted as co-manager for the offering.

The securities described above were offered by ImmunoGen pursuant to a shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC) and became effective upon filing. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com;  or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling (631) 274-2806.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients.  By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days.  We call this our commitment to “target a better now.”  Our lead product candidate, mirvetuximab soravtansine, is in Phase 3 study for folate receptor alpha (FRα)-positive platinum-resistant ovarian cancer, and in Phase 1b/2 testing in combination regimens. Our novel IGN candidates for hematologic malignancies, IMGN779 and IMGN632, are in Phase 1 studies.

This press release includes forward-looking statements, including statements related to the public offering of securities by ImmunoGen, including statements about the completion and timing of the offering of the option shares, the expected gross proceeds from the offering and the anticipated use of the net proceeds of the offering. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to, uncertainties inherent in the initiation of future clinical trials and such other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT

Sarah Kiely

781-895-0600

sarah.kiely@immunogen.com

MEDIA CONTACT

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com